Registration No. 333-116864

Registration No. 333-143164

Registration No. 333-159422

Registration No. 333-159458

Registration No. 333-190253

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8

Registration Statement No. 333-116864

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-143164

Post-Effective Amendment No. 2 to Form S-8

Registration Statement No. 333-159422

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-159458

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-190253

UNDER

THE SECURITIES ACT OF 1933

CABELA’S INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-0486586
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Cabela Drive

Sidney, Nebraska 69160

(Address of Principal Executive Offices and Zip Code)

Cabela’s Incorporated 1997 Stock Option Plan

Cabela’s Incorporated Employee Stock Purchase Plan

Cabela’s Incorporated 401(k) Plan

Cabela’s Incorporated 2004 Stock Plan, as amended through the amendment and restatement effective May 12, 2009

2009 Stand-Alone Inducement Awards to Thomas L. Millner

Cabela’s Incorporated 2013 Stock Plan

Cabela’s Incorporated 2013 Employee Stock Purchase Plan

(Full title of the plans)

Ralph W. Castner

Executive Vice President and Chief Financial Officer

Cabela’s Incorporated

One Cabela Drive

Sidney, Nebraska 69160

(308) 254-5505

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Cabela’s Incorporated, a Delaware corporation (the “Company”), is filing with the United States Securities and Exchange Commission (the “SEC”) these Post-Effective Amendments (these “Post-Effective Amendments”) to deregister all shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) originally registered by the Company pursuant to the Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) listed below, which have not been sold or otherwise issued as of the date of filing of these Post-Effective Amendments:

•	Registration Statement on Form S-8 (No. 333-116864), filed with the SEC on June 25, 2004, pertaining to the registration of shares of Class A Common Stock issuable pursuant to the Cabela’s Incorporated 1997 Stock Option Plan, Cabela’s Incorporated Employee Stock Purchase Plan, Cabela’s Incorporated 2004 Stock Plan and Cabela’s Incorporated 401(k) Plan, as amended by the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-116864), filed with the SEC on July 30, 2013;

•	Registration Statement on Form S-8 (No. 333-143164), filed with the SEC on May 22, 2007, pertaining to the registration of shares of Class A Common Stock issuable pursuant to the Cabela’s Incorporated 2004 Stock Plan (as amended and restated effective May 15, 2007);

•	Registration Statement on Form S-8 (No. 333-159422), filed with the SEC on May 22, 2009, pertaining to the registration of shares of Class A Common Stock issuable pursuant to the Cabela’s Incorporated 2004 Stock Plan (as amended and restated effective May 12, 2009), as amended by the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-159422), filed with the SEC on July 30, 2013;

•	Registration Statement on Form S-8 (No. 333-159458), filed with the SEC on May 22, 2009, pertaining to the registration of shares of Class A Common Stock issuable pursuant to the 2009 Stand-Alone Inducement Awards to Thomas L. Millner; and

•	Registration Statement on Form S-8 (No. 333-190253), filed with the SEC on July 30, 2013, pertaining to the registration of shares of Class A Common Stock issuable pursuant to the Cabela’s Incorporated 2013 Stock Plan and Cabela’s Incorporated 2013 Employee Stock Purchase Plan.

On September 25, 2017, the Company completed its previously disclosed merger with Bass Pro Group, LLC, a Delaware limited liability company (“Parent”), that was contemplated by that certain Agreement and Plan of Merger, dated as of October 3, 2016, by and among the Company, Parent and Prairie Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), which was amended by the Amendment to Agreement and Plan of Merger, dated as of April 17, 2017 (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent. As a result of the Merger, each outstanding share of Class A Common Stock was automatically converted into the right to receive the merger consideration described in the Merger Agreement. In connection with the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sidney, State of Nebraska, on September 25, 2017.

Cabela’s Incorporated

By:	/s/ Ralph W. Castner
Ralph W. Castner
Executive Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933.